Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "PETROGRESS, INC." FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF NOVEMBER, A.D. 2016, AT 5:06 O'CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF INCORPORATION IS THE THIRTIETH DAY OF NOVEMBER, A.D. 2016.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6217823 8100F SR# 20166668372	Authentication: 203354055 Date: 11-17-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:06 PM 11/16/2016
FILED 05:06 PM 11/16/2016
SR 20166668372 - File Number 6217823

CERTIFICATE OF INCORPORATION

OF

PETROGRESS, INC.

FIRST: The name of this Corporation is Petrogress, Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Suite 403-A, Wilmington, Delaware 19805, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is American Incorporators Ltd.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A.           Classes and Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Five Hundred Million (500,000,000). The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1.          Four Hundred Ninety Million (490,000,000) shares of common stock, par value $0,001 per share (the “Common Stock”): and

2.          Ten Million (10,000,000) shares of preferred stock, par value $0,001 per share (the “Preferred Stock”).

B.           Designations. Preferences. Voting Rights. Limitations and Relative Rights of Holders of Stock.

1.          Common Stock. The terms of the Common Stock of the Corporation shall be as follows:

(a)    Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Stock out of the remaining net profits or surplus of the Corporation.

(b)    Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, all assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Stock according to their respective shares.

(c)    Voting Rights. Each holder of Common Stock shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

2.          Preferred Stock. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate of Incorporation, the By-Laws of the Corporation may not be amended altered or repealed except in accordance with Article X of the By-laws. No By-law hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such By-Law had not been adopted, amended, altered or repealed.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it -may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

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NINTH: The Corporation shall not be governed by or subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware.

The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, which shall be effective as of November 30, 2016, and do certify that the facts herein stared arc true, and have so accordingly hereunto set my hands this 3rd day of November, 2016.

/s/ Christos Traios
Christos Traios, Chief Executive Officer

I, Maria C. Nacos, a Notary Public duly authorized, admitted and sworn residing and practising in Piraeus, Greece, do hereby certify, that this document has been signed before me by Mr. CHRISTOS TRAIOS (Greek passport No. AK4673287/15.7.2014).

In testimony whereof I have hereunto subscribed my name and affixed my official seal in Piraeus, Greece, on this 3rd day of November, 2016.

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